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                                                                EXHIBIT 10.6
                             TAX SHARING AGREEMENT
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          AGREEMENT dated the __th day of July, 1996 between Bozell, Jacobs,
Kenyon & Eckhardt, Inc. ("BJK&E"), a Delaware corporation with offices at 40 West 23rd Street, New York, New York 10010-5201 and Poppe Tyson, Inc. ("PT"), a Delaware corporation with offices at 40 West 23rd Street, New York, New York 10010-5201.

          WHEREAS, PT has been included in BJK&E's consolidated federal income tax return under Section 1501 et seq. of the Internal Revenue Code of 1986, as amended (the "Code") and BJK&E's Unitary California tax returns.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

          1.     Definitions.  The following terms, as used herein, shall have
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the following meaning:

     "Consolidated Returns" means any return, declaration, report, statement and other document filed on a consolidated, combined, or unitary basis with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

     "Tax" or "Taxes" mean any federal, state, local or foreign income, alternative minimum, gross receipts, transfers, sales, use, ad valorem, franchise, license, withholding, excise, FICA, unemployment compensation, disability, import, property, or other tax, fee or like
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     assessment or charge, together with any interest or any penalty or addition, imposed by any governmental authority.

          2.     Filing Consolidated Returns.
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          2.1  PT has heretofore consented and, for all periods ending on or prior to the closing of a public offering by PT of PT's common stock, PT shall continue to consent to the filing, with BJK&E, of Consolidated Returns for any taxable year and with respect to any Tax for which Consolidated Returns are permitted or required by law, and PT shall cause any of its subsidiaries now in existence or which may hereafter be formed, to agree to be included in any such Consolidated Returns.

          2.2  BJK&E represents and warrants that (i) the Consolidated
Returns heretofore filed by it have been timely filed, are in general and with respect to PT's items of income, gain, deduction, loss, and credit, correct and complete in all material respects, all Consolidated Returns to be filed by it will be timely filed and will be in general and with respect to PT's items of income, gain, deduction, loss, and credit, correct and complete in all material respects and all Tax, owing in connection therewith, shown on such Consolidated Returns to be due, other than Taxes which are being contested in good faith and for which adequate reserves have been established have been and shall be timely paid; (ii) the tax positions taken by

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BJK&E in connection with the Consolidated Returns have been and shall be reasonable and asserted in good faith; and (iii) there have been and will be neither any deferred intercompany transactions nor any transactions involving the recapture of depreciation deductions or investment credits between PT and any of BJK&E and any of its consolidated subsidiaries.

          2.3 BJK&E agrees that it will submit to PT for review a draft of all such portions of the Consolidated Returns to be filed which relate to PT's operations (the "PT Separate Return"). The drafts of the PT Separate Return shall be submitted by BJK&E to PT prior to the filing of such returns, if practicable, or, if not practicable, BJK&E shall supply PT with a copy of the PT Separate Return as filed, and PT shall have the right to submit its comments to BJK&E. BJK&E shall also provide PT with the calculation of the amount of PT's Separate Income Tax Liability (as said term is hereinafter defined). If, prior to filing the Consolidated Returns, a draft of the PT Separate Return is submitted to PT, then BJK&E agrees that no changes will be made thereto without PT's consent, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall in any manner restrict BJK&E's obligation to file the Consolidated Returns on a timely basis. If after review, PT requests changes in the PT Separate Return, BJK&E shall reflect such changes either by making an equitable

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adjustment in PT's Separate Income Tax Liability or by filing amended
Consolidated Returns.

          3.   Separate Income Tax Liability.  For any taxable year or
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period thereof during which BJK&E and PT (including any of its subsidiaries) are included in Consolidated Returns (whether or not other corporations are included in the group filing such Consolidated Returns), on each due date for the payment (whether or not any payment is, in fact, owing) by BJK&E of any consolidated Tax (or any portion thereof, including installments of estimated Tax, any payment made in connection with an extension of time for filing any return or any payment made with the filing of any return), the amount of PT's separate income tax liability (or portion thereof, including installments of estimated Tax, any payment made in connection with an extension of time for filing any return or any payment made with the filing of any return) that it would have been obligated to pay for such taxable year or period had it not joined in such Consolidated Returns with BJK&E ("PT's Separate Income Tax Liability") shall be advanced by BJK&E for the benefit of PT (the "Tax Advance"). BJK&E shall give
PT prompt notice of the amount of any Tax Advance. BJK&E shall have the right to charge interest on the outstanding Tax Advance at the announced published prime rate of Citibank, N.A. plus 1 1/2% which interest shall begin to accrue after the filing

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date of the final Consolidated Return with PT.  PT shall have the right to pay the Tax Advance at any time.

          4.   Computation of Separate Income Tax Liability.  The amount of
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PT's Separate Income Tax Liability shall be computed by BJK&E based on generally accepted tax accounting principles made solely by reference to PT's items of income, gain, deduction, loss, and credit, notwithstanding that any such item may have required a different treatment or limitation on the Consolidated Returns, except that (a) the amount of PT's tax liability shall be computed at the highest marginal corporate tax rate and (b) no recapture of depreciation deductions or investment credits or recognition of gain on deferred intercompany transactions shall be taken into consideration upon the transfer of property to another member of the BJK&E affiliated group unless and until such recapture or gain is recognized in the Consolidated Returns.

          5.   Adjustments.
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          5.1  In the event that there is an adjustment (by reason of an audit or otherwise) to the aggregate amount of Tax payable by BJK&E, such adjustment shall be reflected in calculating the amount of PT's Separate Income Tax Liability for the taxable year for which the adjustment is made. In the event that the adjustment is attributable, in whole or in part, to an increase in PT's taxable income (including the taxable income of its subsidiaries, if any) for the taxable year for which the adjustment is made which

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results in an increase in PT's Separate Income Tax Liability, PT shall pay to
BJK&E an amount equal to the PT Tax Liability, as said term is hereinafter defined. To the extent that the adjustment is attributable, in whole or in part, to a deduction from or reduction in PT taxable income (or the income of its subsidiaries) for the taxable year of the adjustment which would reduce PT's Separate Income Tax Liability for such taxable year, BJK&E shall pay to PT, or reduce any outstanding Tax Advance, within ten (10) days of BJK&E's receipt of a tax refund or other notification of the adjustment, an amount equal to the excess of (a) the amount of PT's Separate Income Tax Liability which was paid to BJK&E or advanced by BJK&E for the taxable year for which the adjustment is made over (b) the actual amount of PT's Separate Tax Liability for such taxable year calculated to reflect the adjustment. The provisions of this paragraph 5 shall apply regardless of whether the adjustment occurs during the period of consolidation between BJK&E and PT or anytime thereafter, provided that such adjustment increases or decreases PT's Separate Income Tax Liability for a taxable year or period thereof for which BJK&E and PT file Consolidated Returns.

          5.2 If after the period of consolidation PT deducts an item for tax purposes (the "Post-Consolidation Deduction") and the Post-Consolidation Deduction is disallowed on the separate return of PT and its subsidiaries

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but the Post-Consolidation Deduction is allowed on the Consolidated Return, then
BJK&E shall pay to PT or reduce the outstanding Tax Advance, if any, the tax benefit derived by BJK&E from the use of the Post-Consolidation Deduction at the highest marginal corporate tax rate.

          5.3 If PT (including the subsidiaries of PT, if any) sustains a net operating loss (the "PT Net Operating Loss") during the period of consolidation and such loss is utilized by BJK&E on the Consolidated Returns, then BJK&E shall pay to PT, or reduce any outstanding Tax Advance, the tax benefit derived by BJK&E from the use of the PT Net Operating Loss at the highest marginal corporate tax rate. Such payment shall be made, or reduction in any outstanding Tax Advance shall be effective, as the case may be, upon the filing date of the Consolidated Returns in which the PT Net Operating Loss is utilized.

          5.4 The procedures and mechanics of paragraph 7(c) shall be applied to adjustments in PT's Separate Income Tax Liability under this paragraph.

          5.5 With respect to adjustments under paragraphs 5.2 and 5.3, PT may request that BJK&E file amended Consolidated Returns to reflect a deduction for a Post-Consolidation Deduction or a PT Net Operating Loss. If PT requests the filing of amended Consolidated Returns, BJK&E shall have the right either (a) to pay to PT (or reduce any outstanding Tax Advance) the amount of tax

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benefit which would have been derived by BJK&E from deducting the Post-
Consolidation Deduction or the PT Net Operating Loss or (b) to file the requested amended Consolidated Return and pay PT (or reduce any outstanding Tax Advance) within (10) days of BJK&E's receipt of a tax refund or other notification of adjustment attributable to the Post-Consolidation Deduction or PT Net Operating Loss.

          6.   Tax Information and Cooperation.  BJK&E or PT, as the case may
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be, shall permit the other to have full access at any reasonable time and from time to time, at the business location at which the relevant books and records are maintained, to such data as shall be necessary to implement all of the provisions of this Agreement including the conduct of any audit or similar proceeding. BJK&E and PT agree to use their respective best efforts to assist each other and cooperate fully in connection with any matter arising under this Agreement.

          7.   Indemnification.
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          (a)  BJK&E Indemnity  BJK&E agrees to indemnify and hold harmless PT
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and the directors, officers, employees and affiliates thereof (the "PT
Indemnitees") against and in respect of any and all out-of-pocket loss, liability or damage (including reasonable attorneys' fees and other costs and expenses) incurred or sustained by the PT Indemnitee as a result of (i) the breach of BJK&E's warranties and representations contained herein or (ii) any

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and all liabilities for Tax except with respect to the PT Tax Liability.

          (b)  PT Indemnity  PT agrees to indemnify and hold harmless BJK&E
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against and in respect of any and all out-of-pocket loss, liability or damage
(including reasonable attorneys' fees and other costs and expenses) incurred or sustained by BJK&E as a result of the inclusion of PT in the Consolidated Returns but such indemnification shall be limited to the difference (together with interest and penalties attributable to such difference, the "PT Tax Liability") between (i) PT's Separate Income Tax Liability as adjusted (by reason of audit or otherwise) and (ii) PT's Separate Income Tax Liability
determined without any such adjustment.   PT shall be obligated to pay any
amount found owing to BJK&E pursuant to this Section 7(b) only after the amount of Tax is finally determined with the appropriate tax authority.

          (c)  Procedure for Indemnification.  BJK&E shall give notice to PT
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of the assertion of any liability or claim against which BJK&E is indemnified by
PT or against which PT is indemnified by BJK&E within 20 days of receiving notice of such potential liability or claim; and PT shall have no right to participate in, conduct or control such audit or related proceeding except with respect to any liability or claim against which BJK&E is indemnified by PT.
With respect to any such liability or claim for which BJK&E

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is indemnified by PT and PT controls such audit or proceeding, PT shall keep
BJK&E informed as to the progress of such audit or related proceeding and PT shall not compromise or settle any such liability or claim without the consent of BJK&E which consent shall not be unreasonably withheld or delayed. With respect to any such liability or claim for which PT is indemnified by BJK&E, and BJK&E controls such audit or proceeding, BJK&E shall keep PT informed as to the progress of such audit or related proceeding and BJK&E shall not compromise or settle any such liability or claim without the consent of PT which consent shall not be unreasonably withheld or delayed.

          8.   Termination.  This Agreement shall continue until the later of
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(i) two (2) years from the date of this Agreement and (ii) with respect to any particular Tax or any representation or warranty, until the expiration of the statute of limitations applicable to such Tax or the Tax to which such representation or warranty relates. No termination of this Agreement shall affect any liability of either party to the other party for obligations arising under this Agreement prior to such termination.

          9.   General.
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          (a)  Assignment.  This Agreement may not be assigned by either party
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without the prior written consent of the other party.

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          (b)  Governing Law.   This Agreement will be governed in all
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respects by the law of the State of New York applicable to contracts made and to be performed within such State.

          (c)  Amendment.  This agreement may be amended only by an instrument
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in writing executed by the parties hereto.

          (d)  Entire Agreement; Conflicting Provisions.  This Agreement
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constitutes the entire agreement between PT and BJK&E with respect to the subject matter hereof and no representation or statement not contained in this Agreement shall be binding upon BJK&E or PT.

          (e)  No Third Party Rights.  Nothing in this Agreement, whether
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express or implied, shall be construed to give any person other than PT or BJK&E any legal or equitable right, remedy or claim under or in respect to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have respectively caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

POPPE TYSON, INC.                       BOZELL, JACOBS, KENYON &
                                        ECKHARDT, INC.

By:__________________________           By:_________________________

Title:_______________________           Title:______________________

_____________________________           ____________________________



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